Exhibit 5.1

November 14, 2014

Niska Gas Storage Partners LLC

170 Radnor Chester Road, Suite 150

Radnor, PA 19087

Ladies and Gentlemen:

We have acted as counsel for Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, Niska Gas Storage Canada ULC, an Alberta unlimited liability corporation (“Niska Canada”) and Niska Gas Storage Canada Finance Corp., an Alberta corporation (“Niska Canada Finance” and, together with Niska Canada, the “Issuers”) and certain other subsidiaries identified on the Registration Statement (together with the Company, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Issuers of up to $575,000,000 aggregate principal amount of 6.50% Senior Notes due 2019 (the “New Notes”) that have been registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $575,000,000 aggregate principal amount of 6.50% Senior Notes due 2019 (the “Old Notes”) that have not been registered under the Securities Act and (ii) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The Old Notes were issued and the New Notes will be issued under an Indenture dated March 17, 2014, among the Issuers, the Guarantors and The Bank of New York Mellon, as Trustee, as supplemented by a First Supplemental Indenture dated September [•], 2014 (the “Indenture”).

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates, documents, instruments and records of the Issuers and the Guarantors, including the Indenture, and we reviewed such questions of law, as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Vinson & Elkins LLP Attorneys at Law	1001 Fannin Street, Suite 2500
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Based on the foregoing, we are of the opinion that when the New Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (a) the New Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (b) the Guarantees of the Guarantors will remain the valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We have relied as to matters of Alberta, British Columbia and Ontario law upon the opinion of Bennett Jones LLP filed as Exhibit 5.2 to the Registration Statement. We have relied as to matters of Dutch law upon the opinion of De Brauw Blackstone Westbroek New York B.V., filed as Exhibit 5.3 to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws) and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.